UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 12, 2016

Real Industry, Inc.

Delaware	001-08007	46-3783818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15301 Ventura Boulevard, Suite 400 Sherman Oaks, California 91403
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 12, 2016, the Board of Directors (the “Board”) of Real Industry, Inc. (the “Company”) appointed Kelly G. Howard as General Counsel, Executive Vice President and Corporate Secretary of the Company. Ms. Howard’s appointment is in connection with the Company’s previously announced efforts to increase the internal support, fundraising and deal-making capabilities of the Company, which the Company believes will further its measures to reduce professional fees.

Ms. Howard has a longstanding relationship with the Company starting in spring 2013. Further, she worked on the capital raising and acquisition efforts in support of the Real Alloy acquisition in 2014 and 2015.

Prior to joining the Company, Ms. Howard, age 39, served as a Partner for five years in the Corporate Group of the law firm of Crowell & Moring, LLP, where she counseled public and private companies, hedge funds, private equity firms, individual investors, corporate executives and entrepreneurs on matters of securities, mergers and acquisitions, capital raising, and general corporate law. Also while at Crowell & Moring, Ms. Howard served as a Counsel from January 2008 to December 2011, and as an Associate from August 2005 through December 2007. Prior to joining Crowell & Moring, Ms. Howard was an Associate practicing corporate, securities and intellectual property law at Miles & Stockbridge, P.C. Ms. Howard earned her Juris Doctorate degree from the University of Virginia School of Law in 2002, and her Bachelor of Science degree in Biology with a Minor in Chemistry from the University of North Carolina at Chapel Hill in 1999.

In connection with the appointment of Ms. Howard as General Counsel, Executive Vice President and Corporate Secretary, the Company and Ms. Howard have entered into a letter agreement setting forth the terms, conditions and consideration applicable to Ms. Howard’s service with the Company (the “Letter Agreement”). Under the terms of the Letter Agreement, she is entitled to receive annual base compensation at the rate of $325,000 per year and is eligible to receive an annual bonus targeted at 65% of her then-current annual base compensation rate under the Company’s annual cash incentive plan. In addition, Ms. Howard will be entitled to participate in all compensation and benefit plans, programs and policies applicable to other senior managers of the Company as currently in effect or approved by the Compensation Committee of the Board in the future, as well as will be eligible to receive other discretionary bonuses and to participate in all equity programs approved by the Compensation Committee in their discretion from time to time, which currently include, without limitation, the Company’s Long Term Incentive Plan.

As an inducement for her to accept employment with the Company, the Company has granted Ms. Howard two equity awards on December 14, 2016: (i) a restricted stock award in the amount of $100,000 vesting in whole and not in part six (6) months following the date of grant, and (ii) a restricted stock award in the aggregate amount of $100,000, vesting in three equal installments on the first, second and third anniversary of the date of grant. Vesting of such restricted stock awards is conditioned on Ms. Howard’s continued and uninterrupted service to the Company as of the vesting date, unless otherwise accelerated upon an involuntary termination or Ms. Howard’s termination of her employment for good reason, as provided in the Real Industry, Inc. Management Continuity Plan (the “Continuity Plan”). The number of shares issued under each such restricted stock award will be 18,349, which was determined by dividing the grant value by the closing price of the common stock of the Company on the Nasdaq Stock Market on December 14, 2016, the date of grant, rounded up to the nearest whole share.  Each of these two restricted stock awards has been issued pursuant to a Restricted Stock Award Agreement, dated as of December 14, 2016, by and between the Company and Ms. Howard, the form of which has been previously filed by the Company as the “Form of Real Industry, Inc. Amended and Restated 2015 Equity Award Plan Restricted Stock Award Agreement for Employees” as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 17, 2015 (the “Form of Award”). The foregoing description of the terms of the restricted stock and the Restricted Stock Award Agreements is a summary only and is qualified in its entirety by reference to the Form of Award, the terms of which are incorporated by reference into this Item 5.02 by reference.

Ms. Howard will participate in the Continuity Plan as an Executive Vice President. Further, Ms. Howard is eligible to receive the reimbursement of her actual costs of relocation expenses, up to a cap of $60,000, grossed up for tax purposes, in the event that the Company asks her to relocate to a location greater than 45 miles from her then-current residence.

The foregoing description of Ms. Howard’s Employment Agreement is a summary only and is qualified in its entirety by the copy such agreement which is filed as Exhibit 10.1 to this Current Report and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Letter Agreement, dated as of December 12, 2016, between Real Industry, Inc. and Kelly G. Howard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REAL INDUSTRY, INC.

Date: December 15, 2016	By:	/s/ Kyle Ross
	Name:	Kyle Ross
	Title:	President, Interim Chief Executive Officer and Chief Investment Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Letter Agreement, dated as of December 12, 2016, between Real Industry, Inc. and Kelly G. Howard.